2011 Third Quarter Financial Summary



UNITED DEVELOPMENT FUNDING

Letter From the Board of Directors

We are pleased to report the 2011 third quarter financial results for United Development Funding III, L.P. ("UDF III").

Our portfolio continues to perform well, led primarily by our holdings in Texas. As of September 30, 2011, we have funded an aggregate of 60 loans (including 30 that have been repaid in full), totaling approximately $521.6 million. We have approximately 95% of our outstanding loan balances secured by development projects in Texas, 3% in Colorado, and 2% in Arizona.

Net income for the nine months ending September 30 2011 was $34.2 million and earnings were $1.71 per unit compared to $1.63 per unit for the period ending September 30, 2010, an increase of approximately 4.9%.



For more information contact our Investor Services Department at 800-859-9338 or visit www.udfonline.com

United Development Funding III

UDFIII-FS-Q3-2011

Photos for illustrative purposes only. Properties pictured are not owned by or to be acquired by UDF III.

We are pleased with the continued performance of our portfolio to date as we have continued to execute on our underwriting – investing in those homebuilding markets in the country that demonstrate affordable and stable home prices, balanced supply (and low foreclosures), strong demand fundamentals and strong economies. We continue to believe that the housing sector will dictate the pace and scope of the economic recovery and that economic recovery will vary widely between and among regions of the country. The states and markets that did not participate in the housing bubble will be the first to recover, most notably Texas. Conversely, those states at the epicenter of the housing bubble will be the last to recover fully. We believe there are two chief reasons for such a divergence: First, the health of consumers and businesses in those markets and second, the supply of available homes and finished lots in those markets.

As we shared in our last letter, consumers have recovered far more swiftly in the markets and states that avoided the housing bubble. These consumers generally have less debt and more confidence, which gives them greater spending ability, evidenced by the fact that Texas' sales tax receipts continue to rise and Texas' consumer confidence index has returned to levels considered to be healthy in a growing economy and 37 points higher than the national index. If consumers are spending confidently again, then businesses in those markets are likely improving, and hiring, as well. In November, the forecasting group, IHS Global Insight, forecasted that Texas would be the first major state to return to and surpass its prerecession employment peak. Texas is forecasted to do so between the fourth quarter of 2011 and early first quarter of 2012.

The second reason for a stronger recovery in Texas (and similar markets), is their balanced supply of new homes and finished lots. The lack of a housing bubble in these markets meant that home builders and developers had greater motivation to maintain discipline and balance in their supply of new homes and finished lots, keeping supply on better footing with demand. As demand has increased, these previously balanced supplies of inventory are turning into shortages. A September 2011 article in the Dallas Business Journal noted that experts believe lot prices in several North Dallas communities will be significantly higher than they were prior to the recession, because builders in those submarkets were struggling to find available lots to support their next building phases.

Similarly, a national housing analytics company, Metrostudy, stated in its August 2011 report that "affordable lots [in San Antonio] are becoming ever scarcer, forcing some builders to return to the self-development arena." However, they noted in the same report that "development financing remains tough to obtain." These are the trends and opportunities that UDF has forecasted and is working to capture.

We continue to monitor the other largest homebuilding markets in the country, evaluating their fundamentals with the expectation of entering those markets as their respective housing inventories return to equilibrium and demand fundamentals are restored.

We intend to continue to manage our portfolio while maintaining liquidity, protecting asset value and maximizing earnings. We thank you for your investment and continued support, and we look forward to updating you in future quarters.

Photo for illustrative purposes only. Property pictured is not owned by or to be acquired by UDF III.



Sincerely, UMT Services, Inc. Board of Directors

TODD F. ETTER HOLLIS M. GREENLAW MICHAEL K. WILSON

Q3 2011 Financial Statements

United Development Funding III, L.P.

(As of and for the third quarter ended September 30, 2011)

Balance Sheets

Assets	September 30, 2011 (Unaudited)	December 31, 2010 (Audited)
Cash and cash equivalents	$ 895,876	$ 815,192
Restricted cash	1,514,693	1,502,849
Accrued interest receivable	11,490,096	5,833,025
Accrued interest receivable – related party	903,732	2,326,569
Mortgage notes receivable, net	225,273,109	220,804,130
Mortgage notes receivable – related party	52,519,199	54,622,666
Participation interest – related party	66,189,949	57,851,492
Other assets	104,614	245,349
Total assets	$ 358,891,268	$ 344,001,272
Liabilities and Partners' Capital Liabilities:		
Accounts payable	$ 172,929	$ 175,780
Accrued liabilities	135,021	164,940
Accrued liabilities – related party	4,243,351	3,678,858
Distributions payable	4,414,147	2,983,217
Line-of-credit	15,000,000	15,000,000
Total liabilities	23,965,448	22,002,795
Commitments and contingencies		
Partners' Capital: Limited partners' capital: 22,500,000 units authorized; 18,193,381 units issued and outstanding at September 30, 2011 and 17,782,903 units issued and outstanding at December 31, 2010	334,546,810	321,918,625
General partner's capital	379,010	79,852
Total partners' capital	334,925,820	321,998,477
Total liabilities and partners' capital	$ 358,891,268	$ 344,001,272

Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
Revenues:	2011	2010	2011	2010
Interest income	$ 8,493,873	$ 8,202,195	$ 25,474,015	$ 23,894,144
Interest income - related party	3,763,398	3,616,522	11,143,524	10,752,030
Mortgage and transaction service revenues	267,555	404,282	1,060,438	1,040,507
Mortgage and transaction service revenues - related party	288,977	329,163	808,188	573,077
Total revenues	12,813,803	12,552,162	38,486,165	36,259,758
Expenses:				
Interest expense	378,082	378,082	1,121,918	1,121,918
Loan loss reserve	128,797	87,568	378,071	319,134
General and administrative	285,428	245,509	753,431	855,078
General and administrative - related party	679,329	730,843	2,014,060	2,231,936
Total expenses	1,471,636	1,442,002	4,267,480	4,528,066
Net income	$ 11,342,167	$ 11,110,160	$ 34,218,685	$ 31,731,692
Earnings allocated to limited partners	$ 10,164,810	$ 9,956,896	$ 30,666,666	$ 28,437,831
Earnings per limited partnership unit, basic and diluted	$ 0.56	$ 0.57	$ 1.71	$ 1.63
Weighted average limited partnership units outstanding	18,113,285	17,560,810	17,977,851	17,424,928
Distributions per weighted average limited partnership units outstanding	$ 0.49	$ 0.49	$ 1.46	$ 1.46

Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,	
Operating Activities	2011	2010
Net income	$ 34,218,685	$ 31,731,692
Adjustments to reconcile net income to net cash provided by operating activities:		
Provision for loan losses	378,071	319,134
Amortization	120,450	264,215
Changes in operating assets and liabilities:		
Accrued interest receivable	(5,657,071)	(1,456,993)
Accrued interest receivable - related party	1,422,837	1,469,115
Other assets	20,285	(187,331)
Accounts payable	(2,851)	(4,108)
Accrued liabilities	(29,919)	80,704
Accrued liabilities - related party	564,493	545,161
Net cash provided by operating activities	31,034,980	32,761,589
Investing Activities		
Investments in mortgage notes receivable	(18,233,165)	(28,566,444)
Investments in mortgage notes receivable - related party	(3,890,963)	(4,307,744)
Investments in participation interest - related party	(8,452,688)	(7,942,736)
Receipts from mortgage notes receivable	13,386,115	16,008,352
Receipts from mortgage notes receivable - related party	5,994,430	744,959
Receipts from participation interest - related party	114,231	4,777,994
Restricted cash	(11,844)	(17,420)
Net cash used in investing activities	(11,093,884)	(19,303,039)
Financing Activities		
Limited partner contributions	-	6,341
Limited partner distributions	(26,248,030)	(25,438,674)
Limited partner distribution reinvestment	8,209,549	8,714,189
Limited partner redemptions	-	(481,352)
General partner distributions	(1,821,931)	(1,146,049)
Net cash used in financing activities	(19,860,412)	(18,345,545)
Net increase (decrease) in cash and cash equivalents	80,684	(4,886,995)
Cash and cash equivalents at beginning of period	815,192	5,563,407
Cash and cash equivalents at end of period	$ 895,876	$ 676,412

Supplemental Cash Flow Information:		
Cash paid for interest	$ 1,126,027	$ 747,945

The United Development Funding Building
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
800-859-9338

www.udfonline.com

FIRST CLASS
PRESORT
US POSTAGE
PAID
PERMIT No. 18
ADDISON, TX

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles (GAAP) for complete financial statements. The financial statements include all adjustments (of a normal recurring nature) considered necessary to present fairly our financial position as of September 30, 2011, our operating results for the three months and nine months ended September 30, 2011 and 2010, and cash flows for the nine months ended September 30, 2011 and 2010. A copy of the Company's Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, or by visiting www.udfonline.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of financial condition of United Development Funding III, L.P. or UDF III, L.P. (which may be referred to as the "Company," "we," "us," or "our"). These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge of the business and industry. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

United Development Funding III



UNITED DEVELOPMENT FUNDING



2011 Third Quarter Financial Summary